Exhibit 2.1

Clean Earth Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

July 24, 2023

Alternus Energy Group Plc

Suite 9 & 10, Plaza 212

Blanchardstown Corporate Park 2

Dublin D15 R504

Ireland

Attn: Tali Durant

Email: td@alternusenergy.com

Carmel, Milazzo & Feil LLP

55 West 39th Street, 18th Floor

New York, NY 10018

Attn: Ross D. Carmel, Esq.

Email: rcarmel@cmfllp.com

To Whom It May Concern:

This letter agreement (this “Agreement”) is entered into on July 24, 2023 by and among Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”) and Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Alternus,” together with the Company, the “Parties,” and each, a “Party”). Reference is made to that certain business combination agreement, dated as of October 12, 2022, as amended by that certain First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (as so amended, the “BCA”), made by and among the Company, Alternus, and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company (“Sponsor”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the BCA.

Under the terms of the BCA, the parties thereto agreed, among other things, that the Company shall not (a) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s capital stock, (b) issue any shares of the Company’s class A common stock, par value $0.0001 per share (the “Common Stock”), or securities exercisable for or convertible into shares of Common Stock or capital stock of the Company, other than the issuance of shares of Common Stock pursuant to the BCA and certain other instruments identified by terms of the BCA, (c) grant any options, warrants or other equity-based awards with respect to the Common Stock not outstanding on the date hereof, or (d)  agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

The Parties agree that, in order to incentivize eligible Company stockholders not to redeem their Public Shares in connection with a proposal to approve the consummation of the Business Combination, it is in the best interests of the Parties to implement an incentive program (the “Non-redemption Incentive”) on the following general terms:

•	Each holder of Public Units (whether they were issued and sold in the IPO or purchased thereafter in the secondary market, and including the shares included as part of the additional Public Units sold in connection with the underwriters’ election to exercise their over-allotment option in full) (including the Public Shares), who, (1) held Public Shares as of the close of business on July 20, 2023, the record date for the Non-redemption Incentive (2) pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, dated February 23, 2022, as amended on May 26, 2023, is entitled to redeem their Public Shares; (3) with respect to any of their Public Shares, does not exercise their redemption rights in connection with special meeting to be held by the Company for the purpose of voting on a proposal to approve the Business Combination (the “Special Meeting”); and (4) elects to participate in the Non-redemption Incentive by providing timely written notice of such election to the Company (each such holder meeting the foregoing criteria, an “Eligible Stockholder”), will receive from the Combined Company in conjunction with the consummation of the Business Combination (the “Closing”) 0.5 shares of class A common stock of the Combined Company, par value $0.0001 per share (the “Non-redemption Shares”) in respect of each Public Share held by such Eligible Stockholder at the close of business on the date of the Special Meeting. As used herein, the “Combined Company” means the Company after the Closing.

•	For clarity, an Eligible Stockholder who redeems some, but not all, of their Public Shares and who otherwise meets the foregoing criteria, remains eligible to receive Non-redemption Shares with respect to each Public Share that is not redeemed

•	A maximum of 5,000,000 Public Shares in the aggregate (the “Share Cap”) may be accepted into the Non-redemption Incentive, meaning that a maximum of 2,500,000 Non-redemption Shares in the aggregate may be issued pursuant to the Non-redemption Incentive.

•	Written notice of an Eligible Stockholder’s election to participate in the Non-redemption Incentive is timely if received by the Company prior to 5:00 PM New York City time on the date that is two business days prior to the Special Meeting, and such notice must be provided to the attention of Martha Ross, Chief Operating Officer and Chief Financial Officer by (1) email to Martha@CleanEarthAcquisitions.com or (2) mail to Clean Earth Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275 Bee Cave, Texas 78738.

•	If the number of Public Shares held by all Eligible Stockholders at the time of the Closing exceeds the Share Cap, the Non-redemption Shares will be issued to Eligible Stockholders on a pro-rata basis. No fractional Non-redemption Shares will be issued pursuant to the Non-redemption Incentive. If an Eligible Stockholder would be entitled to receive a fractional Non-redemption Share, we will round down to the nearest whole number of the number of Non-redemption Shares to be issued to the Eligible Stockholder. Non-redemption Shares awarded pursuant to the Non-redemption Incentive will be issued on a private placement basis, and the Company anticipates that it will register such shares for resale on a registration statement following the Closing.

•	Neither the Sponsor, nor any of the Company’s directors, officers, advisors or their respective affiliates will be permitted to participate in the Non-redemption Incentive.

Each party (i) acknowledges and agrees that the Non-redemption Incentive and the transactions contemplated thereby shall be deemed to qualify all representations and warranties of the Company set forth in the BCA and, accordingly, the implementation of the Non-redemption Incentive and such transactions shall not be deemed to be a breach of any of the representations and warranties of the Company set forth in the BCA, (ii) consents to the implementation of the Non-redemption Incentive and each of the transactions contemplated thereby, including, without limitation, and to the extent required or permitted by Law (including the rules and regulations of NASDAQ), the public disclosure, proposal, and administration of the Non-redemption Incentive and issuances of the Non-redemption Shares issued thereunder, and (iii) agrees to cooperate reasonably with the other Party their respective Representatives in order to implement the Non-redemption Incentive and each of the transactions contemplated thereby, including, without limitation, any amendments or modifications to the Non-redemption Incentive or transactions as may be necessary in order to comply with all applicable Laws relating thereto.

By signing the acknowledgment below, Alternus hereby waives the restrictions in Sections 5.02(e), 5.02(i), and 5.02(p) of the BCA and any other provisions of the BCA that otherwise restrict or prohibit the implementation of the Non-redemption Incentive or any of the transactions contemplated thereby.

The Parties acknowledge and agree that this Agreement, including the terms of the Non-redemption Incentive, may not be modified without the mutual written consent of each Party.

Except as expressly waived hereby, all of the terms, covenants and other provisions of the BCA remain in full force and effect and remain legal, valid and binding obligations of the parties thereto enforceable in accordance with the terms thereof. The provisions of Sections 1.02 (Construction), 9.03 (Governing Law), 9.04 (Consent to Jurisdiction; Waiver of Jury Trial), 9.05 (Notices), 9.08 (Severability), 9.09 (Execution in Counterparts), and 9.13 (No Recourse), of the BCA are hereby incorporated into this letter agreement by reference, mutatis mutandis.

[Signature page follows]

Agreed and accepted,

Alternus Energy Group Plc

/s/ Vincent Browne
Vincent Browne
Chief Executive Officer

Clean earth acquisitions corp.

/s/ Aaron Ratner
Aaron Ratner
Chief Executive Officer